Exhibit 10.4
AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT
AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated as of March 3, 2008, by and between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation having an office at 1515 Broadway, 46th Floor, New York, NY 10036 (“Licensor”), and WESTWOOD ONE, INC., a Delaware corporation having an office at 40 West 57th Street, 15th Floor, New York, NY 10019 (“Licensee”).
W I T N E S S E T H:
WHEREAS, Licensor and Licensee previously entered into a Trademark License Agreement, dated as of March 30, 1999, as amended by the Letter Agreement, dated April 15, 2002 (the “Existing Trademark License Agreement”);
WHEREAS, Licensor and Licensee are parties to that certain Amended and Restated News Programming Agreement, dated as of the date hereof (the “News Programming Agreement”), pursuant to which Licensor shall provide Programming (as defined in the News Programming Agreement) to Licensee;
WHEREAS, Licensor and Licensee desire to change their existing business relationship by terminating or amending and restating certain agreements (including the Existing Trademark License Agreement) and entering into new agreements, in each case as contemplated by that certain Master Agreement entered into as of October 2, 2007 (the “Master Agreement”); and
WHEREAS, Licensor desires to grant to Licensee the right to use the Trademarks (as defined below) in connection with the Business, and Licensee accepts such grant, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree that the Existing Trademark License Agreement is hereby amended and restated in its entirety as follows:
1. Definitions. The following capitalized terms shall have the meanings set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the News Programming Agreement.
(a) “Affiliate” has the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, with respect to any affiliates of Licensor, such term shall mean the controlled affiliates of CBS Corporation.
(b) “Business” means the network radio and Metro Networks business and operations of Licensee, to the extent not in violation of, and consistent with, the terms of the News Programming Agreement, the Technical Services Agreement and the Station Agreements (each as defined in the Master Agreement).

(c) “Trademarks” means, subject to Section 9, those trademarks, logos, and service marks of Licensor listed on Schedule
A-1 attached hereto and hereby made a part hereof, as well as such trademarks, logos and service marks developed by the parties together or by Licensor, in each case, for programming provided by Licensor to Licensee in connection with the Business; provided that Licensor and Licensee agree and acknowledge that such trademarks, logos and service marks so developed shall be owned exclusively by Licensor.
(d) “Tradename” shall mean “CBS Radio Network.”
2. License.
(a) Subject to Section 26 of the Master Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the non-exclusive, fully-paid, royalty-free, right and license throughout the United States during the Term: (i) to use the name “CBS Radio” and/or the Trademarks solely as part of the Business but only in connection with (x) programming provided by Licensor under the News Programming Agreement or (subject to the terms thereof) any other programming agreements pursuant to which Licensor provides programming to Licensee, or the marketing and promotion thereof, and (y) the marketing of commercial inventory provided by Licensor, and (ii) to use all other trademarks associated with the Programming, including the trademarks set forth on Schedule A-2 attached hereto and hereby made a part hereof, in each case, to the extent of Licensor’s rights therein and upon the terms and subject to the conditions set forth herein. The foregoing license includes all modifications of and successors to the foregoing trademarks.
(b) It is understood and agreed that the rights and licenses granted herein shall not constitute an assignment by Licensor of the Trademarks.
(c) Nothing contained in this Agreement shall be deemed to affect the continued use of the Trademarks by Licensor on and in connection with any current or future business in which Licensor engages in at any time. Licensor reserves the right to concurrently use and/or license to others to use the Trademarks in connection with any goods and/or services, except that, during the Term, Licensor shall not license or authorize any competitor of Licensee to use any of the Trademarks in connection with a domestic, English language, AM/FM terrestrial radio (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public) news or traffic network business.
(d) When used by Licensee, neither the name “CBS Radio” nor any of the Trademarks shall be combined with other trademarks or names other than the Tradename or be used separately from the Tradename. It is understood and agreed that Licensee shall not have the right to and shall not register the name “CBS Radio” and/or the Tradename as a trademark, service mark, or tradename. Furthermore, Licensee shall not have the right to, and shall not, transfer any right, title or interest in the name “CBS Radio” and/or any of the Trademarks to any third party. In addition, Licensee shall not authorize any third party to use the name “CBS Radio” and/or any of the Trademarks, except in connection with performing Licensee’s rights and responsibilities under the Business. Except as expressly authorized hereby, any purported transfer or authorization shall be deemed null and void ab initio.

(e) Licensor shall, at its expense, be solely responsible for, and in no event shall Licensee be responsible for or be entitled to seek, (i) the renewal and maintenance of any or all registrations and applications for the Trademarks, (ii) procuring any new registrations of the Trademarks desired by Licensee and approved by Licensor, all in the name of Licensor, and (iii) recording any person as a registered user of the Trademarks or filing or recording any document to perfect, maintain or confirm any registration or Licensee’s right to use the Trademarks, as may be required by the United States. It is the essence of this subparagraph that Licensee cooperate with Licensor to the best of its ability, at only ministerial cost to it, so as to protect and preserve Licensor’s trademark rights in the Trademarks for their mutual benefit.
(f) Licensor acknowledges that, during the Term, Licensee’s radio station affiliates will broadcast the Programming and that such broadcast may include simulcast of the Programming by live internet streaming by Licensee’s radio station affiliates, and that Licensee’s radio station affiliates shall have the right to use the Trademarks in connection with the foregoing, provided that such use is consistent with Section 2 of the News Programming Agreement.
3. Quality Standards.
(a) The nature and quality of all services rendered by Licensee in connection with the Trademarks, all products, if any, sold or licensed by Licensee under the Trademarks, and all advertising, promotional, publicity, marketing, and related or other uses of the Trademarks by Licensee shall conform to the reasonable standards set by Licensor, provided that Licensee is advised reasonably in advance and in writing of such standards. Without limiting the foregoing:
(i) Licensee shall use the Trademarks in accordance with the standards of quality associated with the Trademarks as of the date hereof and in a manner that is consistent with and that does not detract from the goodwill associated with the Trademarks;
(ii) Licensee shall provide Licensor with all materials and information that Licensor shall reasonably request regarding Licensee’s use of the Trademarks; and
(iii) Licensee shall not use the Trademarks in a manner contrary to the written directions of Licensor to the extent such directions are consistent with the terms of this Agreement and shall use the Trademarks in accordance with the written directions of Licensor to the extent such directions are consistent with the terms of this Agreement.
(b) Licensee shall comply at all times and at its sole expense with all applicable laws and regulations pertaining to the advertising, publicity, promotion, marketing, sale, license and distribution of products and services under the Trademarks and shall use the Trademarks only in accordance with the rules of proper trademark usage. Furthermore, Licensee’s presentation of the Trademarks shall be subject in each instance to Licensor’s reasonable standard trademark presentation guidelines, provided that Licensee is advised reasonably in advance and in writing of such guidelines (and such guidelines are applied, in all material respects, to Licensee in the same manner as such guidelines are applied to other licensees of the Trademarks). Licensee shall affix appropriate trademark notices and symbols on products or material containing the Trademarks in accordance with Licensor’s reasonable instructions.

(c) Periodically, upon request, but not more often than quarterly, Licensee shall furnish to Licensor a reasonable and representative sampling of Licensee’s product and representative sampling of advertising, promotion, publicity and marketing for the purpose of enabling Licensor to determine Licensee’s compliance with the quality standards provided in this paragraph 3.
4. Term.
(a) Subject to paragraph 9 hereof, the term of this Agreement and the license granted hereunder shall commence on the date first set forth above and shall terminate at the close of business on March 31, 2017 (the “Term”).
(b) Upon the expiration or termination of this Agreement, Licensee shall have no right in, and shall make no further use hereunder of, the Trademarks.
5. Representations and Warranties.
(a) Licensor and Licensee each hereby represent and warrant to the other that: (i) it has all requisite power and authority to enter into and perform this Agreement; and (ii) its execution, delivery and performance of this Agreement does not and will not conflict with, violate or cause a default under any material agreement to which it is, or by which its assets are, bound.
(b) Licensor further represents and warrants to Licensee that: (i) to the best of Licensor’s knowledge, there are no pending claims, judgments or unpaid settlements against Licensor or any of its Affiliates relating to the Trademarks which, if adversely determined, would have a material adverse effect on Licensor or interfere in any material respect with Licensee’s use of the Trademarks; (ii) to the best of Licensor’s knowledge, there are no threatened claims or litigation against Licensor or any of its Affiliates relating to the Trademarks which, if adversely determined, would have a material adverse effect on Licensor or interfere in any material respect with Licensee’s use of the Trademarks; (iii) the “CBS Radio” and “CBS Radio” together with the CBS “Eye” design trademarks are validly registered with the United States Patent and Trademark Office; and (iv) to the best of Licensor’s knowledge, such registered Trademarks are valid and enforceable.
6. Licensor’s Rights in the Trademarks.
(a) Licensee hereby acknowledges Licensor’s sole rights, titles and interests in and to the Trademarks and agrees not to claim any rights, titles or interests, in or to the Trademarks except as permitted by this Agreement.
(b) All uses of the Trademarks and any and all goodwill arising from Licensee’s use of the Trademarks shall inure solely to the benefit of Licensor, and Licensee shall not assert any claim to the Trademarks or such goodwill. Licensee will not directly or indirectly contest the validity of the Trademarks or Licensor’s rights, titles, and interests therein.

(c) At no time shall Licensee use any mark deceptively similar to the Trademarks without Licensor’s express written consent.
7. Infringement.
(a) Licensee shall notify Licensor promptly after Licensee becomes aware of any infringements, imitations or unauthorized use of the Trademarks by others. Licensor reserves the right but shall not have the obligation, to prosecute, and conduct all legal proceedings and litigations involving the Trademarks and to take any action or institute any proceedings that it may deem proper or necessary for the protection of the Trademarks. If Licensor elects to do so, it shall offer Licensee the opportunity to participate therein, and in the event of such participation, the parties shall share all costs and recoveries one-half for Licensor, one-half for Licensee or in such other proportion as may be agreed by the parties at the commencement of each action or proceeding. If Licensor elects not to exercise such right, Licensee may take any such action or conduct any such proceeding in Licensor’s name, if necessary, at its own expense, and shall be entitled to all of the recovery, except that Licensor shall have the right to approve any non-monetary elements of any settlement that materially adversely affects the validity or use of the Trademarks, which approval shall not be unreasonably withheld. In either event, the parties will cooperate fully with each other. Licensee shall notify Licensor promptly of any adverse pending or threatened litigation with respect to the Trademarks, and of any use by third parties, of which it becomes aware which would or might be adverse to the rights of Licensor or Licensee.
(b) Licensee shall, at the direction of Licensor, promptly discontinue its use of any of the Trademarks alleged to infringe rights of others, provided that prior to requesting any such discontinuance of the Trademarks, Licensor will provide Licensee with written documentation containing details of any alleged infringement and cooperate with Licensee to develop non-infringing uses.
8. Indemnification.
(a) Licensor shall at all times defend, indemnify and hold Licensee and its directors, officers, partners, employees, representatives and agents, harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising out of (i) any breach of any representation, warranty, covenant or agreement made by Licensor hereunder or (ii) any third-party claim of infringement arising from the use of the Trademarks as described herein to the extent that Licensee’s use of the Trademarks is in compliance with the terms of this Agreement. Licensee agrees to give Licensor timely notice of any claim. In the event Licensee fails to give Licensor such notice and, as a direct result, Licensor is unable to defend or is materially prejudiced in defending such claim, Licensor need not indemnify with respect to such claim.

(b) Licensee shall at all times defend, indemnify and hold Licensor and its directors, officers, partners, employees, representatives and agents, harmless from and against any and all claims, causes of action, suits, damages, liabilities, costs and expenses, including reasonable attorneys fees and expenses, arising out of: (i) except with respect to any claims covered by paragraph 8(a) hereof, (A) the manufacture, distribution, sale, license or other use of the products bearing the Trademarks, as provided herein, or (B) the use of any advertising, promotion, publicity or marketing material bearing the Trademarks as provided herein; or (ii) any breach of any representation, warranty, covenant or agreement made by Licensee hereunder. Licensor agrees to give Licensee timely notice of any claim. In the event Licensor fails to give Licensee such notice and as a direct result Licensee is unable to defend, or is materially prejudiced in defending, such claim, Licensee need not indemnify with respect to such claim.
9. Termination. This Agreement may be terminated prior to the expiration of the Term only by (i) mutual written consent of Licensor and the Licensee or (ii) by either party hereto if it (x) notifies the other party in writing that such other party is in material breach of one or more of its material covenants under this Agreement and such breach is not cured within 30 days written of such notice, (y) it submits to arbitration under Section 12 such breach or breaches and requests termination as a remedy, and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party, and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination). Notwithstanding the foregoing, the individual licenses associated with the individual trademarks set forth on Schedule A-1 and Schedule A-2 shall automatically terminate concurrently with the termination of the News Programming Agreement and, upon such termination of the News Programming Agreement, “Trademarks” shall mean only those trademarks, logos and service marks of Licensor set forth on Schedule B attached hereto and hereby made a part hereof. Further, this Agreement may be terminated by the non-breaching party upon thirty days written notice following the occurrence of a Fundamental Default (as such term is defined in the Master Agreement). In addition, this Agreement shall automatically terminate immediately upon any termination of the Master Agreement in accordance with its terms.
10. Assignment.
(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Licensor nor Licensee may assign its rights or obligations hereunder (which include, without limitation, Licensee’s rights and obligations related to the Tradename and the Trademarks) without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, Licensee may assign all or any of its rights and related obligations hereunder to any of its controlled Affiliates, or a third party who acquires more than 50% of the equity or voting interests of Licensee, all or substantially all of the assets of Licensee or all or substantially all of the assets comprising any significant business unit or division of Licensee, in each case, in a single transaction or series of related transactions, without the prior consent of Licensor; provided that (w) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of Licensee, such assignment shall be limited to those rights and obligations that are related to such business unit or division, (x) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, (y) no assignment under this clause (i) shall relieve Licensee from any of its obligations or liabilities hereunder and (z) Licensee may not, without the prior written consent of Licensor, assign under this clause (i) any of the Tradename or the Trademarks set forth on Schedules A-1 and A-2 (other than any of the trademarks, logos or service marks that are set forth on Schedule B) unless such assignment is concurrent with a permitted assignment of the rights and related obligations under the News Programming Agreement (in accordance with the terms thereof) to the same assignee; (ii) Licensor may assign, without the prior consent of Licensee, all or any of its rights and related obligations hereunder to any of its Affiliates, provided that no assignment under this clause (ii) shall relieve Licensor from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Licensor’ rights and related obligations hereunder to any third party who is not an Affiliate of Licensor, Licensee’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 10 is null and void and of no force or effect. For the avoidance of doubt, (i) Licensee agrees that a sale of Licensor in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Licensee and (ii) Licensor agrees that, subject to Section 26 of the Master Agreement, a sale of Licensee in its entirety whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Licensor. In addition, Licensor acknowledges that Licensee may engage third parties to manage the distribution of the Programming, or act as an agent of Licensee relating to the distribution or production of Programming for Licensee or sale of any commercial inventory associated with the Programming, in each case, not from any broadcast facilities leased by, or leased from, Licensor (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practices (as such term is defined in the Technical Services Agreement)), and Licensee agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement, the News Programming Agreement, the Technical Services Agreement and the Station Agreements. Furthermore, Licensor acknowledges that an engagement described in the immediately preceding sentence shall not constitute an assignment hereunder.
(b) None of the rights and licenses granted to Licensee pursuant to this Agreement shall be, by virtue of this Agreement, exercisable by any of the shareholders or Affiliates of Licensee.
11. Notices.
(a) Any notice, demand, waiver, approval or consent (collectively referred to as “notice”) required or permitted herein shall be in writing and shall be given personally and receipted, by messenger, by air courier, by facsimile, by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective addresses set forth below:

If to Licensee:

Westwood One, Inc.
40 West 57th Street, 15th Floor
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 641-2198

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, California 90071
Attention: Brian J. McCarthy, Esq.
Telecopy: (213) 687-5600

If to Licensor:

CBS Radio Inc.
1515 Broadway, 46th Floor
New York, New York 10036
Attention: Chairman & CEO
Telecopy: (212) 846-2342

with a copy to each of:

CBS Corporation
51 West 52 Street
New York, New York 10019
Attention: General Counsel
Telecopy: (212) 975-4215

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Howard Chatzinoff, Esq.
Michael Lubowitz, Esq.
Telecopy: (212) 310-8007
A notice shall be deemed received upon the date of delivery if given personally, by messenger, by air courier, or by facsimile, or, if given by mail, on the date set forth on the registered or certified mail receipt.
(b) Any party may change its address for the purposes of notice by giving notice in accordance with the terms and conditions of this paragraph 11.
12. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 12. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

13. Further Instruments. The parties shall promptly execute and deliver all further instruments, and make all further filings, necessary or desirable to carry out the purposes of this Agreement.
14. Cumulative Remedies. All remedies, rights, undertakings, obligations and agreements contained herein shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party, including, without limitation, any rights or remedies accruing under the Uniform Commercial Code and any other applicable law. Without limiting the foregoing, this Agreement shall not lessen or affect the right of Licensor to enjoin or obtain relief against any acts of infringement or unfair competition.
15. Modification, Amendment, Supplement or Waiver. No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by the parties to this Agreement. A failure or delay of any party to this Agreement to enforce at any time any of the provisions of this Agreement or to require at any time performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions of this Agreement. A waiver by either party of any of the terms and conditions of this Agreement in any one instance shall not be deemed a waiver of such terms or conditions in the future, or of any subsequent breach thereof.
16. Entirety of Agreement. This Agreement and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein, including the Existing Trademark License Agreement, with the exception of the indemnification provisions of the Existing Trademark License Agreement, which indemnification provisions shall continue in accordance with their terms relating to third party claims as contemplated by the Mutual General Release and Covenant Not to Sue, dated as of the date hereof, by and between Licensor and Licensee.
17. Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such provision shall be deleted from this Agreement and the remaining provisions of this Agreement shall be unimpaired.
18. Headings. The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

19. Counterparts. This Agreement may be executed in counterparts and by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
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IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Agreement as of the date first written above.

CBS RADIO INC.
By:	/s/ Louis J. Briskman
	Name:	Louis J. Briskman
	Title:	EVP & Assistant Secretary

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO & GC

Signature Page to Amended and Restated Trademark License Agreement

Schedule A-1
Trademarks, Logos and Service Marks
(See Attached.)
SCHEDULE A-1
[Intentionally omitted.]

Schedule A-2
Trademarks, Logos and Service Marks
(See Attached.)
SCHEDULE A-2
[Intentionally omitted.]

Schedule B
Trademarks, Logos and Service Marks Covered by Licenses To Be Automatically
Terminated Upon the Termination of the News Programming Agreement
(See Attached.)
SCHEDULE B
[Intentionally omitted.]